Exhibit 99.1

PetMed Express d/b/a 1-800-PetMeds Announces First Quarter Financial Results - Record Sales of $35.3 Million

    POMPANO BEACH, Fla.--(BUSINESS WIRE)--July 26, 2004--PetMed Express, Inc. (NASDAQ:PETS) today announced results for the quarter ended June 30, 2004. Net sales for the three months ended June 30, 2004 were $35.3 million, compared to $30.4 million for the three months ended June 30, 2003, an increase of 16%. Net income was $1.8 million, or $.08 diluted per share, for the quarter, compared to net income of $1.4 million or $.06 diluted per share, for same quarter in the prior year, an increase of 27%.
    Mendo Akdag, CEO, commented: "We are pleased with our first quarter results. In addition to the increase in sales and profits for the quarter, our reorder sales increased 60%, from $12.5 million to $19.9 million for the three months ended June 30, 2003 and 2004, respectively. We also acquired approximately 191,000 new customers in the quarter, and approximately 52% of all orders were placed on our website for the quarter."
    Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications and health and nutritional supplements for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at http://www.1800PetMeds.com.

    This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2004.
    For investment relations contact PetMed Express, Inc., Pompano Beach, Bruce S. Rosenbloom, CFO, 954-979-5995.


                 PETMED EXPRESS, INC. AND SUBSIDIARIES
                         FINANCIAL HIGHLIGHTS

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (UNAUDITED)
                                                 Three Months Ended
                                                      June 30,
                                                 2004         2003
                                              -----------  -----------

 Sales                                       $35,288,528  $30,387,563
 Cost of sales                                21,426,719   18,582,680
                                              -----------  -----------

 Gross profit                                 13,861,809   11,804,883
                                              -----------  -----------

 Operating expenses:
      General and administrative               3,221,905    3,021,254
      Advertising                              7,754,829    6,508,990
      Depreciation and amortization              159,059      127,351
                                              -----------  -----------
 Total operating expenses                     11,135,793    9,657,595
                                              -----------  -----------

 Income from operations                        2,726,016    2,147,288
                                              -----------  -----------

 Other income (expense)
      Interest expense                              (742)      (2,681)
      Interest income                              4,633        2,149
      Other, net                                    (410)         608
                                              -----------  -----------
 Total other income (expense)                      3,481           76
                                              -----------  -----------

 Income before provision for income taxes      2,729,497    2,147,364

 Provision for income taxes                      911,359      714,780
                                              -----------  -----------

 Net Income                                    1,818,138    1,432,584
                                              ===========  ===========

 Net income per common share:
       Basic                                 $      0.08  $      0.08
                                              ===========  ===========
       Dilutive                              $      0.08  $      0.06
                                              ===========  ===========

 Weighted average number of common shares
  outstanding:
       Basic                                  22,017,221   19,010,438
                                              ===========  ===========
       Dilutive                               23,882,936   23,012,611
                                              ===========  ===========

                          BALANCE SHEET DATA
                                               June 30,     March 31,
                                                 2004         2004
                                              -----------  -----------
                                              (Unaudited)

 Working capital                             $13,515,136  $11,338,004
 Total assets                                 23,189,644   18,480,808
 Total liabilities                             7,117,507    4,486,299
 Total shareholders' equity                   16,072,137   13,994,509

    CONTACT: PetMed Express, Inc., Pompano Beach
             Bruce S. Rosenbloom, CFO, 954-979-5995
             Fax: 954-971-0544